RETIREMENT AND RELEASE AGREEMENT
This RETIREMENT AND RELEASE AGREEMENT (this “Agreement”), dated effective as of the 30th day of September 2016 (the “Effective Date”), is entered into by and between David J. DeCarlo, an individual with a principal residence in Naples, Florida (“Mr. DeCarlo”), and CARRIAGE SERVICES, INC., a Delaware corporation (the “Company”). Mr. DeCarlo and the Company each may be referred to herein as a “Party” and, collectively, as the “Parties.”
WHEREAS, Mr. DeCarlo currently serves as the Vice Chairman of the Board of Directors of the Company and also as the President of the Company and in various other positions in connection with various subsidiaries of the Company;
WHEREAS, Mr. DeCarlo desires to retire from all of his current positions with the Company effective as of the Effective Date;
WHEREAS, in connection with Mr. DeCarlo’s retirement, the Parties wish for Mr. DeCarlo to receive certain benefits, which such benefits are conditioned upon Mr. DeCarlo’s entry into, and non-revocation of, this Agreement;
NOW, THEREFORE, in consideration of the promises and benefits set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged by Mr. DeCarlo and the Company, the Parties agree as follows:
1.Consideration. As material consideration for Mr. DeCarlo’s execution and non-revocation of, and compliance with, this Agreement, the Company shall pay to him an amount equal to ONE MILLION TWO HUNDRED TWENTY THOUSAND DOLLARS AND NO CENTS ($1,220,000.00) (the “Release Consideration”). The Company shall pay the Release Consideration to Mr. DeCarlo in one lump sum payment on the later to occur of (i) the Effective Date of this Agreement or (ii) the date immediately following the expiration of the Release Revocation Period (as such term is defined below). The Parties expressly acknowledge and agree that the consideration outlined above does not constitute monies to which Mr. DeCarlo otherwise would be entitled to receive from the Company as a result of his prior employment with the Company or otherwise and, therefore, that the Company shall not have any obligation to pay the Release Consideration unless and until Mr. DeCarlo executes this Agreement and refrains from revoking it within the Release Revocation Period and from violating any term or provision set forth herein at any time.

2.Waiver and Release of Claims.
(a)    In exchange for the Release Consideration and any other consideration provided pursuant to this Agreement, Mr. DeCarlo hereby releases, discharges and forever acquits the Company, each of its affiliates and subsidiaries and their respective past, present and future stockholders, members, partners (including but not limited to general partners and limited partners), directors, officers, managers, employees, agents, attorneys, heirs, legal representatives, successors and assigns, in their personal and representative capacities, as well as all employee benefit plans maintained by the Company or any of its affiliates or subsidiaries and all fiduciaries and administrators of such plans, in their personal and representative capacities (each a “Company Party” and, collectively, the “Company Parties”), from liability for, and hereby waives, any and all claims, damages, or causes of action of any kind related in any way to, Mr. DeCarlo’s employment with any Company Party, the termination of such employment, and any other acts or omissions related to any matter occurring on or prior to the Effective Date, including, without limitation, any alleged violation through the Effective Date of:  (i) the Age Discrimination in Employment Act of 1967, as amended; (ii) Title VII of the Civil Rights Act of 1964, as amended; (iii) the Civil Rights Act of 1991, as amended; (iv) Sections 1981 through 1988 of Title 42 of the United States Code, as amended; (v) the Employee Retirement Income Security Act of 1974, as amended; (vi) the Immigration Reform Control Act, as amended; (vii) the Americans with Disabilities Act of 1990, as amended; (viii) the National Labor Relations Act, as amended; (ix) the Occupational Safety and Health Act, as amended; (x) the Family and Medical Leave Act of 1993, as amended; (xi) any state or federal anti-discrimination law, (xii) any state or federal wage and hour law; (xiii) any other local, state, federal or foreign law, regulation or ordinance; (xiv) any public policy, contract, tort, or common law claim; (xv) any allegation for costs, fees, or other expenses including attorneys’ fees incurred in the matters referenced herein; and (xvi) any and all claims Mr. DeCarlo may have arising as the result of any alleged breach of any employment agreement, or breach of any restricted stock or equity agreement or option plan or any other contract, incentive compensation plan or other agreement with any Company Party (collectively, the “Released Claims”).  This Agreement is not intended to indicate that any such claims exist or that, if they do exist, they are meritorious.  Rather, Mr. DeCarlo is agreeing that, in exchange for the Release Consideration, any and all potential claims of this nature that Mr. DeCarlo may have against the Company Parties, regardless of whether they actually exist, are expressly settled, compromised and waived.  By signing this Agreement, Mr. DeCarlo acknowledges and agrees to be bound by the release obligations set forth in this Section 2 of this Agreement.  Anyone who succeeds to Mr. DeCarlo’s rights and responsibilities, such as heirs or the executor of Mr. DeCarlo’s estate, is also bound by the release obligations set forth in this Section 2 of this Agreement.  This release also applies to any claims brought by any other person or agency or class action under which Mr. DeCarlo may have a right or benefit. THIS RELEASE INCLUDES MATTERS ATTRIBUTABLE TO THE SOLE OR PARTIAL NEGLIGENCE (WHETHER GROSS OR SIMPLE) OR OTHER FAULT, INCLUDING STRICT LIABILITY, OF ANY OF THE COMPANY PARTIES.
(b)        Notwithstanding this release of liability, nothing in this Agreement prevents Mr. DeCarlo from filing any non-legally waivable claim (including a challenge to the validity of this Agreement) with the Equal Employment Opportunity Commission (“EEOC”) or with any other federal, state, or local agency or commission or from participating in any investigation or proceeding conducted by any federal, state, or local agency or commission; however, Mr. DeCarlo understands and agrees that he is waiving any and all rights to recover any monetary or personal relief or recovery as a result of the outcome of any such federal, state, or local agency proceeding or subsequent legal actions.  Further, in no event shall the Released Claims include (i) any claim which arises after the Effective Date, or (ii) any claim to fully-vested benefits under an employee benefit plan.
(c)    Mr. DeCarlo represents that he has not brought or joined any lawsuit or filed any charge or claim against any of the Company Parties in any court or before any government agency and has made no assignment of any rights that he has asserted or may have against any of the Company Parties to any person or entity, in each case, with respect to any Released Claims. Mr. DeCarlo also represents that, as of the date he signs this Agreement, he has received all leaves (paid and unpaid) to which he was entitled as well as all wages and other compensation to which he was entitled.
(d)    By executing and delivering this Agreement, Mr. DeCarlo expressly acknowledges that:
(i)    he has carefully read this Agreement;

(ii)	he has had at least twenty-one (21) days to consider this Agreement before the execution and delivery hereof to the Company;

(iii)	he has been, and hereby is, advised in writing to discuss this Agreement with an attorney of his choice and that he has had adequate opportunity to do so prior to executing this Agreement; and

(iv)
he fully understands and agrees to each of the terms of this Agreement and the final and binding effect of this Agreement, the only promises made to him to sign this Agreement are those stated herein, and he is signing this Agreement voluntarily and of his own free will.

Notwithstanding the initial effectiveness of this Agreement, Mr. DeCarlo may revoke the delivery (and therefore the effectiveness) of this Agreement within the seven (7) day period beginning on the date on which Mr. DeCarlo delivers this Agreement to the Company (such seven (7) day period being referred to herein as the “Release Revocation Period”).  To be effective, such revocation must be in writing and signed by Mr. DeCarlo and must be delivered to the Company, care of the Company’s Legal Department, before 11:59 p.m. Houston, Texas time, on the last day of the Release Revocation Period.  If an effective revocation is delivered in the foregoing manner and timeframe, this Agreement shall be of no force or effect and shall be null and void ab initio.  For the sake of clarity, no consideration shall be provided pursuant to this Agreement if this Agreement is revoked by Mr. DeCarlo in the foregoing manner.

3. Miscellaneous.
(a)    Choice of Law and Venue. The Parties hereby stipulate that this Agreement has been entered into in the State of Texas and, therefore, that this Agreement shall be construed and interpreted in accordance with, and the rights of the Parties governed by, the internal laws of the State of Texas, without regard to the conflict of law principles thereof. The Parties submit to the exclusive jurisdiction of the state and federal courts, as applicable, located in Houston, Texas, and appropriate appellate courts therefrom, over any dispute, controversy or claim between Mr. DeCarlo and the Company arising out of or relating to this Agreement or Mr. DeCarlo’s employment with the Company. Each Party submits to the jurisdiction of such courts and agrees not to raise any objections to such jurisdiction.
(b)    Non-Disparagement. Mr. DeCarlo specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging the Company with respect to his employment with the Company. The Company specifically covenants and agrees not to, directly or indirectly, make or cause to be made to anyone any statement, orally or in writing, criticizing or disparaging Mr. DeCarlo with respect to his employment with the Company. Further, from and after the date of this Agreement, Mr. DeCarlo shall refrain from (i) discussing the terms of this Agreement with any party other than Mr. DeCarlo’s spouse, attorney, or accountant (except to the extent Mr. DeCarlo legally is compelled to do so); (ii) initiating any communication regarding Mr. DeCarlo’s involvement with the Company or the Company in general with any of the Company’s past or present directors, officers, employees, shareholders, agents, potential acquisition candidates or with any other party engaged or involved, in any manner, in the death care industry who has a relationship with the Company; and (iii) holding himself out as being associated, in any manner, with the Company, including by attending any conference or event on behalf of the Company.
(c)    Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given (i) when received if delivered personally or by courier, (ii) on the date receipt is acknowledged if delivered by certified mail, postage prepaid, return receipt requested, as follows:

If to Mr. DeCarlo, addressed to:	David J. DeCarlo 4501 Gulf Shore Blvd N Unit 1901
Naples, FL 34103

If to the Company, addressed to:	Carriage Services, Inc. 3040 Post Oak Blvd., Suite 300
Houston, TX 77056
    Attn: Legal Department
or to such other address as either Party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.

        (d)    No Waiver. No failure by either Party hereto at any time to give notice of any breach by the other Party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
(e)    Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
(f)    Withholding of Taxes and Other Deductions. The Company shall withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling. Notwithstanding any provision to the contrary herein, Mr. DeCarlo hereby acknowledges and agrees that he shall be solely and personally liable for any and all income and other taxes that he may incur as a result of the benefits provided to him pursuant to this Agreement.
(g)    Modification. Any modification to, or waiver of, this Agreement shall be effective only if it is in writing and signed by each of the Parties.
(h)         Section 409A of the Internal Revenue Code. Notwithstanding any other provision of this Agreement or of any other plan, arrangement, or agreement to the contrary, all payments and benefits provided under this Agreement are intended to be exempt from the limitations and requirements set forth in Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other interpretive guidance issued thereunder (collectively, “Section 409A”). This Agreement shall be construed and interpreted consistent with that intent. Notwithstanding the foregoing, in no event shall the Company be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by the Employee on account of non-compliance with Section 409A.
(i)    Entire Agreement.     Except to the extent explicitly stated otherwise within this Agreement, this Agreement constitutes the entire agreement of the Parties with regard to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, between the Parties, including, without limitation, that certain Employment Agreement, dated effective as of March 3, 2014, by and between the Parties (the “Prior Agreement”). Notwithstanding the foregoing or any provision to the contrary, those certain provisions of the Prior Agreement that, by their nature, survive the termination of the Prior Agreement shall survive and continue in existence contemporaneously with this Agreement, which such provisions specifically include Articles 4 and 6 of the Prior Agreement relating to Protection of Information and Non-Competition.
(j)        Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which, when taken together, shall constitute one and the same agreement.
[Signature Page(s) Follows]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of this 23rd day of September 2016, effective for all purposes as of the Effective Date set forth above.

THE COMPANY:
Carriage Services, Inc.

By: [signature]
Name: Melvin C. Payne
Title: Chief Executive Officer

MR. DECARLO:

____
David J. DeCarlo

IN WITNESS WHEREOF, the Parties have executed this Agreement as of this 23rd day of SEPTEMBER, 2016, effective for all purposes as of the Effective Date set forth above.

THE COMPANY:
Carriage Services, Inc.

By:______________________________
Name: Melvin C. Payne
Title: Chief Executive Officer

MR. DECARLO:

D.J. DeCarlo
____
David J. DeCarlo